SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 16, 2005


                              STATION CASINOS, INC
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             (Exact name of registrant as specified in its charter)


         Nevada                    88-0136443            000-21640
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(State or other jurisdiction      (Commission         (I.R.S. Employer
    of incorporation)             File Number)       Identification No.)

2411 West Sahara Avenue, Las Vegas, Nevada                 89102
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(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code: (702) 367-2411
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                                       N/A
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          (Former name or former address, if changed since last report)

ITEM 8.01.  OTHER EVENTS

         On December 16, 2005, Station Casinos, Inc. (the "Company") entered into a 50/50 joint venture with The Greenspun Corporation to develop Aliante Station, a hotel and casino to be located in the Aliante master-planned community in North Las Vegas, Nevada. The first phase of the project will include 200 hotel rooms, approximately 2,000 slot machines, multiple full-service restaurants and a multi-screen movie theater complex. The project is expected to cost between $400 and $450 million. Construction on the project is expected to commence in late 2006 or early 2007 with a projected opening in mid 2008. It is anticipated that the initial phase of Aliante Station will contain less than 25% of the hotel rooms and approximately 40% of the total square footage of Red Rock Casino Resort and Spa.

         The structure of the joint venture is similar to the Company's existing agreement at Green Valley Ranch. The Company will receive a management fee of 2% of revenues and approximately 5% of EBITDA. The Greenspun Corporation will contribute a 40-acre parcel of land to the joint venture and the Company will contribute a 55-acre parcel of land and approximately $2 million of cash. The Company anticipates financing Aliante Station through its existing bank group. The Company projects a first-year cash-on-cash return in the low to mid teens and growing over time, similar to other Station projects. A copy of the related press release is attached to this Current Report as Exhibit 99.1.

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Station Casinos, Inc.



Date:    December 19, 2005         By:Glenn C. Christenson
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                                      Glenn C. Christenson
                                      Executive Vice President, Chief
                                      Financial Officer, Chief Administrative
                                      Officer and Treasurer